Registration Statement Nos. 333-216372 and 333-21632-01

Filed pursuant to Rule 433

Citigroup Global Markets Holdings Inc. Securities Due March 10, 2020 Based on the S&P GSCI® Total Return Index Summary of Final Terms January 30, 2019

Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the Securities are fully and unconditionally guaranteed by Citigroup Inc.
Offering:	Securities Due March 10, 2020 Based on the S&P GSCI® Total Return Index
Aggregate Stated Principal Amount:	$17,400,000
Sole Underwriter:	Citigroup Global Markets Inc. (“CGMI”)
Underlying Index:	The S&P GSCI® Total Return Index (Bloomberg ticker: SPGCCITR Index)
Underlying Index Sponsor:	S&P Dow Jones Indices LLC
Stated Principal Amount:	$1,000 per Security
Issue Price:	100% of the Stated Principal Amount
Trade Date:	January 30, 2019
Initial Valuation Date:	January 30, 2019
Issue Date:	February 8, 2019 (Trade Date + 7 Business Days)
Maturity Date:	Unless earlier redeemed or called, March 10, 2020
Final Valuation Date:	February 28, 2020
Payment at Maturity:	If the Securities are not earlier redeemed or called, on the Maturity Date the investor will receive (i) the Stated Principal Amount plus (ii) the Supplemental Return Amount as determined with respect to the Final Valuation Date.
Investor Redemption Option:	On any Commodity Business Day prior to the scheduled Final Valuation Date, the investor may redeem all or any portion of the Securities (subject to the Minimum Redemption Amount of 1,000 Securities ($1,000,000 in aggregate stated principal amount)) in exchange for (i) the Stated Principal Amount of the Securities to be redeemed plus (ii) the Supplemental Return Amount with respect to the Securities to be redeemed as determined with respect to the same Commodity Business Day on which the notice of redemption is effective. The notice of redemption must be received by the Issuer prior to 10:00 a.m. New York City time on a Commodity Business Day in order for the notice of redemption to be effective on that day. The amount payable upon redemption will be paid five Business Days after the notice of redemption is effective.
Mandatory Call:	If on any Commodity Business Day prior to the scheduled Final Valuation Date the closing value of the Underlying Index is less than or equal to 85% of the Initial Index Value, the Issuer will call the Securities for (i) the Stated Principal Amount of the Securities plus (ii) the Supplemental Return Amount as determined with respect to the Commodity Business Day following that Commodity Business Day (such following Commodity Business Day, the “Call Date”). Investors will receive the amount payable upon the Issuer’s call on the fifth Business Day following the Call Date.
Underlying Index Performance:	For any Commodity Business Day, (a) (i) Final Index Value divided by (ii) Initial Index Value minus (b) 1.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Supplemental Return Amount:
The Supplemental Return Amount may be negative, zero or positive.
TBill Amount:

A rate determined as follows for all Commodity Business Days d from and excluding the Initial Valuation Date to and including the Final Valuation Date:

“c” means, with respect to a Commodity Business Day d, the number of calendar days from (but excluding) the prior Commodity Business Day to (and including) such Commodity Business Day d.

“TBill(d-1)” means, with respect to a Commodity Business Day d, the most recent weekly auction high rate for 13-Week U.S. Treasury Bills, as reported by the U.S. Treasury, provided that, if such auction high rate is published on such Commodity Business Day d, TBill(d-1) shall be the rate published for the most recent previous auction.

Initial Index Value:	2,416.010, the closing value of the Underlying Index published by the Underlying Index Sponsor with respect to the Initial Valuation Date.
Final Index Value:

The closing value of the Underlying Index published by the Underlying Index Sponsor with respect to the Commodity Business Day with respect to which the Supplemental Return Amount is determined.

If a Market Disruption Event occurs, the closing value of the Underlying Index will be determined in accordance with the alternative provisions set forth below.

Fee:	0.15% per annum
Elapsed Days:	The number of calendar days from and including the Initial Valuation Date to and including the Commodity Business Day with respect to which the Supplemental Return Amount is determined.
Coupon:	1-month U.S. dollar LIBOR less 0.15% (subject to a minimum of 0.00%); based on an A/360 day count (adjusted), accrued from and including the Issue Date. 1-month U.S. dollar LIBOR rate is set two Business Days prior to Issue Date and reset two Business Days prior to each Interest Reset Date, such reset rate to take effect from and including each Interest Reset Date
Interest Reset Dates:	Monthly on the 8th day of each month, commencing in March 2019.
Interest Payment Date:	The Maturity Date (except that in the event of a redemption or call, accrued interest will be paid on the date when payment is made in connection with such redemption or call).
Commodity Business Day:	A day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchanges (as defined below) for each Index Contract (as defined below) comprising the Underlying Index.
Commodity Hedging Disruption Event:

If, on any day during the term of the Securities up to but excluding the Final Valuation Date or any earlier date on which the Supplemental Return Amount for all outstanding Securities has been determined, the Calculation Agent determines that a Commodity Hedging Disruption Event has occurred, the Issuer will have the right, but not the obligation, to call the Securities, in whole and not in part, for an amount equal to (i) the Stated Principal Amount plus (ii) the

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Supplemental Return Amount as determined with respect to the date on which notice of exercise of the call right is given.

A “Commodity Hedging Disruption Event” means any event or condition following which the Issuer or its affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the Calculation Agent deems necessary to hedge the risk of entering into and performing the Issuer’s obligations with respect to the Securities, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “Hedge Position”) or (ii) realize, recover or remit the proceeds of any such Hedge Position, in each case including (without limitation) if those Hedge Positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the Calculation Agent to determine which of the Hedge Positions are counted toward that limit).

Business Day:	A day on which banks are open for business in New York and London.
Calculation Agent:	Citibank, N.A. – Commodity Derivatives Calculations
Form and Denomination:	Registered Medium-Term Senior Notes, Series N in minimum denominations and increments of US $1,000
Clearing and Settlement:	DTC
Listing:	None
CUSIP:	17326YQV1
Underwriting Discount:	0.00%

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

RISK FACTORS RELATING TO THE SECURITIES

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the related prospectus supplement and in the documents incorporated by reference in the related prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You will receive less than your initial investment at maturity or upon your redemption or our call of the securities if the value of the underlying index declines or does not increase sufficiently.

The amount payable at maturity or upon your exercise of the redemption option or our call of the securities will be based on the performance of the underlying index from the initial valuation date to the Commodity Business Day on which the supplemental return amount is determined. That amount will be determined after deducting (i) the hypothetical interest accrued on the 13-week U.S. Treasury Bills from but excluding the initial valuation date to and including the relevant Commodity Business Day and (ii) a 0.15% annual fee (which will be magnified by the leverage factor of three that is included in the calculation of the supplemental return amount). If the value of the underlying index declines or does not increase sufficiently to offset these deductions, the amount you receive for each security will be less than the US$1,000 you paid for each security. This will be true even if the value of the underlying index at one or more other times during the term of the securities exceeds the value of the underlying index on the initial valuation date.

Leverage will magnify your losses if the value of the underlying index declines.

The supplemental return amount includes a leverage factor of three. This means that any percentage decline in the value of the underlying index from the initial valuation date to the Commodity Business Day on which the supplemental return amount is determined will result in a loss on your investment in the securities that is three times that percentage decline. For example, if the underlying index has declined by 10% from the initial valuation date to the relevant Commodity Business Day, you will incur a 30% loss on your investment in the securities (subject to further deduction of the hypothetical interest accrued on the 13-week U.S. Treasury Bills from but excluding the initial valuation date to and including the relevant Commodity Business Day and the 0.15% annual fee, leaving aside the effects of the coupon payment you receive, if any). You should not invest in the securities unless you are prepared to accept the potential for significant losses on a leveraged basis if the value of the underlying index declines.

The securities have a mandatory call feature, which increases the likelihood of loss on your investment.

We will call the securities if, on any Commodity Business Day, the closing value of the underlying index is less than or equal to 85% of the initial index value. If we call the securities in this circumstance, you will receive the stated principal amount of the securities you then hold plus (ii) the supplemental return amount as determined on the Commodity Business Day following that Commodity Business Day. In this circumstance, the supplemental return amount will almost certainly be negative and is likely to result in a loss of more than 45% (reflecting the 15% decline in the value of the underlying index multiplied by the leverage factor of 3), and possibly up to all, of your initial investment. If we call the securities, it is possible that your resulting losses on the securities will be greater than they would have been had the securities remained outstanding until maturity and had the supplemental return amount been determined instead on the final valuation date.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

The securities may be adversely affected by “negative roll yields” in “contango” markets.

The underlying index tracks the value of a hypothetical position in a basket of exchange-traded futures contracts on physical commodities, where the position is notionally “rolled” periodically out of certain of the futures contracts as the expiration dates of such futures contracts approach and into other futures contracts on the same physical commodities but with later expiration dates. Unlike stocks, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts specify a certain future date for the physical delivery of such commodity. In order to avoid physical delivery and maintain continuing exposure to the basket of futures contracts, the underlying index unwinds its hypothetical positions in the component futures contracts before any expiration date thereof and replaces any such futures contract with a hypothetical position in another futures contract on the same physical commodity with a later expiration date. For example, a hypothetical commodity futures contract entered into in January may specify a February expiration. In February, the hypothetical commodity futures contract expiring in that month may be replaced with a futures contract on the same commodity expiring in April. We refer to this process as “rolling” exposure to an expiring futures contract into another futures contract with a later expiration date. Through this rolling process, the underlying index is able to reflect continuing exposure to the basket of commodity futures contracts.

The “rolling” feature of the underlying index creates the potential for a significant negative effect on the level of the underlying index—which we refer to as a “negative roll yield”—that is independent of the performance of the spot price of the underlying physical commodities. The “spot price” of a physical commodity is the price of the commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery on a specified date in the future. The underlying index would be expected to experience a negative roll yield if the prices of the commodity futures contracts comprising the underlying index tend to be greater than the spot prices for the underlying physical commodities. A market where futures prices are greater than the spot prices is referred to as a “contango” market. Commodity futures prices may be greater than spot prices for a variety of reasons, including costs of storing physical commodities until the delivery date, financing costs and market expectations that future spot prices of the commodity may be higher than current spot prices. As any commodity futures contract approaches expiration, its value will approach the spot price of the underlying physical commodity, because by expiration it will effectively represent a contract to buy or sell the physical commodity for immediate (or “spot”) delivery. Therefore, if the market for any commodity futures contract is in contango, then the value of the futures contract would tend to decline over time (assuming the spot price for the underlying physical commodity remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. If the market for a commodity futures contract is in contango and the spot price for the underlying physical commodity remains constant, the underlying index would enter into a hypothetical position in the futures contract at the higher contango futures price and then unwind that position closer to the lower spot price, and then enter into a hypothetical position in a new futures contract at the higher contango futures price and unwind that position closer to the lower spot price, and so on over the term of the securities, all the while accumulating losses from the erosion in value that results as the higher contango price declines toward the lower spot price.

Prospective investors in the securities should understand that many of the commodity futures contracts composing the underlying index have historically been in contango markets. Therefore, negative roll yields are likely to adversely affect the level of the underlying index and the return you receive on the securities. Any negative roll yield with respect to a commodity futures contract will offset any gains in the spot price of the underlying physical commodity that may occur over the term of the securities, exacerbate any decline and cause a steady erosion in value if the spot price of the commodity remains relatively constant.

Because the underlying index is composed of a basket of futures contracts, any favorable performance with respect to some of these futures contracts may be offset by unfavorable performance by other futures contracts.

The underlying index tracks a basket composed of futures contracts on commodities. If some of these futures contracts perform well and others perform poorly, the gains from the futures contracts with favorable performance may be partially or wholly offset, or more than offset, by the losses from the poorly performing futures contracts. Therefore, even if certain futures contracts in the underlying index perform favorably, the underlying index may nevertheless decline if others perform unfavorably.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., and any actual or anticipated changes to either of their credit ratings and credit spreads may adversely affect the value of the securities.

You are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, your investment would be at risk and you could lose some or all of your investment.

Your redemption option is subject to certain important conditions and limitations.

Your right to require us to redeem the securities on any Commodity Business Day prior to the scheduled final valuation date is subject to certain important conditions and limitations. If you elect to exercise your redemption option, you must do so with respect to at least 1,000 securities (US$1,000,000 aggregate stated principal amount) at one time. In addition, to redeem your securities on any Commodity Business Day, you must instruct your broker to take the following steps through normal clearing system channels by the relevant deadlines: (1) fill out an official notice of redemption; (2) deliver your official notice of redemption to us (which must be acknowledged by us) on any day during the term of the securities; and (3) transfer your book-entry interest in the securities to the trustee or paying agent on our behalf on the fifth business day following the day on which your redemption is effective. If we receive your official notice of redemption at or before 10:00 a.m. New York City time on any Commodity Business Day, your redemption will be effective on that Commodity Business Day. If we receive your official notice of redemption on a day that is not a Commodity Business Day or after 10:00 a.m. New York City time on any Commodity Business Day, your redemption will be effective on the first Commodity Business Day following that day. In all cases, at the time you submit your notice of redemption, you will not know the final index value and, therefore, will not know the amount that you will receive upon redemption. Accordingly, if the value of the underlying index declines from the time you submit your notice of redemption until the time when the final index value is determined, the amount you receive upon redemption will be less than you expected at the time you submitted your notice of redemption.

The yield on the securities may be lower than the yield on a standard debt security of comparable maturity.

You will receive a coupon at a floating rate equal to 1-month U.S. dollar LIBOR minus 0.15%. As a result, unless the underlying index appreciates sufficiently, the effective yield on the securities may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) of comparable maturity.

Changes in the composition or calculation of the underlying index may adversely affect your return on the securities.

The underlying index sponsor may modify the methodology for determining the composition and calculation of the underlying index at any time. The value of the underlying index may be affected if the underlying index sponsor makes any change to the underlying index or the manner in which it is calculated. Any such changes could adversely affect the supplemental return amount and the value of the securities.

If a commodity hedging disruption event occurs during the term of the securities, we may call the securities early for an amount that may result in a significant loss on your investment.

If a commodity hedging disruption event occurs, we may call the securities prior to the maturity date for an amount equal to the early call amount determined as of the early call notice date. The early call amount will be equal to the stated principal amount of your securities plus the supplemental return amount, as determined with respect to the early call notice date (or, if such day is not a Commodity Business Day, the next succeeding Commodity Business Day). This amount could be less than your initial investment and, therefore, could result in a loss on your investment in the securities.

The early call amount may be significantly less than the amount you would have received had we not elected to call the securities and had you been able instead to hold them to maturity. For example, the early call amount may be

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

determined during a market disruption that has a significant adverse effect on the early call amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation date rather than on the early call notice date, you might have achieved a significantly better return.

The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to call the securities upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the securities.

Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the underlying index.

Market prices of the commodity futures contracts included in the underlying index tend to be highly volatile and may fluctuate rapidly based on numerous factors. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities.

Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission.

The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell futures contracts for the benefit of the holders of securities. An investment in the securities does not constitute an investment in futures contracts, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts. Among other things, this means that we are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. For example, the price you pay to purchase the securities will be used by us for our own purposes and will not be subject to customer funds segregation requirements provided to customers that trade futures on an exchange regulated by the CFTC.

Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Legal and regulatory changes could adversely affect the return on and value of the securities.

Futures contracts, including those underlying the underlying index, are subject to extensive statutes, regulations, and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, the exchanges have regulations designed to limit the amount of fluctuations in futures contract prices.

In addition, the regulation of commodity transactions in the United States is subject to ongoing modification by government and judicial action. The effect on the performance of the underlying index of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities. For example, the Dodd–Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the size of the positions any person may hold in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, the CFTC has proposed

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

rules to establish position limits that will apply to 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options and swaps on a particular commodity. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for certain futures contracts, but any reduction may not be uniform across delivery months. If any such reduction in liquidity affects shorter-dated futures contracts differently from longer-dated futures contacts, the underlying index may be adversely affected. The potential effects of these or other regulatory developments are impossible to predict. Any such effects may adversely affect the value of the securities.

Distortions or disruptions of market trading in the futures contracts underlying the underlying index could adversely affect the value of and return on the securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could affect the settlement price of any of the futures contracts underlying the underlying index in a way that adversely affects the underlying index.

The offering of the securities does not constitute a recommendation of the underlying index by us or our affiliates.

You should not take the offering of the securities as an expression of our views or the views of our affiliates regarding how the underlying index will perform in the future or as a recommendation to invest in the underlying index, including through an investment in the securities. As we are part of a global financial institution, we and our affiliates may, and often do, have positions that conflict with an investment in the securities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the value of the underlying index.

CGMI and other of our affiliates may publish research from time to time relating to commodity futures contracts and/or the underlying index. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence prices of the underlying futures contracts and, therefore, the value of the underlying index, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of the underlying index and the merits of investing in the securities.

The level of the underlying index may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of the securities, we have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the futures contracts underlying the underlying index. We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before any Commodity Business Day on which the supplemental return amount is determined, which may involve, among other things, our counterparties purchasing or selling such futures contracts. This hedging activity during the term of the securities, including on or near any relevant Commodity Business Day, could negatively affect the closing value of the underlying index on that day and, therefore, adversely affect your return on the securities. This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions.

CGMI and other of our affiliates may also trade the underlying futures contracts on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the closing value of the underlying index and, therefore, adversely affect the performance of the securities.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

1-month U.S. dollar LIBOR and the manner in which it is calculated may change in the future.

The method by which 1-month U.S. dollar LIBOR is calculated may change in the future, as a result of governmental actions, actions by the publisher of 1-month U.S. dollar LIBOR or otherwise. We cannot predict whether the method by which 1-month U.S. dollar LIBOR is calculated will change or what the impact of any such change might be. Any such change could affect the level of1-month U.S. dollar LIBOR in a way that has a significant adverse effect on the securities.

Uncertainty about the future of LIBOR may adversely affect 1-month U.S. dollar LIBOR and therefore the return on and the value of the notes.

On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities, such as the notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect 1-month U.S. dollar LIBOR during the term of the notes and your return on the notes and the market for LIBOR-based securities, including the notes.

You will not have any rights with respect to any futures contracts or commodities underlying the underlying index.

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, the future contracts or commodities underlying the underlying index. The securities are debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc., not an interest in the futures contracts or commodities underlying the underlying index.

The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

Citibank, N.A. – Commodity Derivatives Calculations, which is acting as the calculation agent for the securities, is an affiliate of ours. As calculation agent, Citibank, N.A. will make certain determinations with respect to the securities. Citibank, N.A. may be required to exercise judgment in making certain of these determinations, including in:

•	determining whether a market disruption event has occurred;

•	if a market disruption event occurs with respect to an index contract and continues until the relevant cut-off day, determining the settlement price of that index contract for purposes of determining the final index value and the supplemental return amount;

•	if the underlying index is discontinued and we do not exercise our right to call the securities, identifying a successor index or, if none is available, calculating the level of the underlying index for purposes of determining the final index value and the supplemental return amount; and

•	determining whether a commodity hedging disruption event has occurred.

Any of these determinations made by Citibank, N.A., in its capacity as calculation agent, may adversely affect any payments to you. The fact that Citibank, N.A. is our affiliate may cause it to have economic interests that are adverse to yours in making these determinations.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

The U.S. federal tax consequences of an investment in the securities are uncertain.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of each security as a prepaid forward contract with an associated coupon payment, as described in the pricing supplement under “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Because of the uncertain treatment of the securities, Non-U.S. Holders (as defined in “United States Federal Tax Considerations” in the pricing supplement) should expect to be subject to withholding tax in respect of the coupon payment on the securities at a rate of 30% or a lower treaty rate. In addition, as described in the pricing supplement under “United States Federal Tax Considerations,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Consequences of Market Disruption Events

If a Market Disruption Event relating to or one or more of the commodities contracts underlying the Underlying Index or any Successor Index (each an “Index Contract”) is in effect on any relevant Commodity Business Day, the Calculation Agent will calculate the closing value of the Underlying Index in good faith in accordance with the formula for and method of calculating the Underlying Index last in effect prior to commencement of the Market Disruption Event, using:

•	for each Index Contract that did not suffer a Market Disruption Event on such Commodity Business Day, the settlement price on the applicable Relevant Exchange of such Index Contract on such Commodity Business Day, and

•	for each Index Contract that did suffer a Market Disruption Event on such Commodity Business Day, the settlement price of such Index Contract on the applicable Relevant Exchange on the immediately succeeding trading day on which no Market Disruption Event occurs or is continuing with respect to such Index Contract (which settlement price for such Index Contract shall be used to determine the Final Index Value);

provided however that if a Market Disruption Event has occurred or is continuing with respect to such Index Contract on each scheduled trading day from and including such Commodity Business Day to and including the earlier of the fifth scheduled trading day following such Commodity Business Day and the Business Day immediately preceding the Maturity Date (such earlier day, the “Cut-Off Day”), then the Calculation Agent will determine the price for such Index Contract on the Cut-Off Day acting in a good faith and commercially reasonable manner, taking into account the latest available quotation for the settlement price of such Index Contract and any other information that in good faith it deems relevant (which price shall be used to determine the Final Index Value).

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)	the termination or suspension of, or material limitation or disruption in the trading on a Relevant Exchange of, an Index Contract;

(B)	the settlement price on a Relevant Exchange of an Index Contract has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)	the settlement price of an Index Contract is not published by the Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute Market Disruption Events:

(1)	a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange; or

(2)	a decision to permanently discontinue trading in an Index Contract or options or futures contracts relating to the Underlying Index or any commodity underlying the Underlying Index.

For purposes of the above, (a) “Relevant Exchange” means any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Underlying Index or any Successor Index; and (b) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected Index Contract.

Discontinuance of the Underlying Index

If the sponsor of the Underlying Index discontinues publication of the Underlying Index, we will have the right, but not the obligation, to call the Securities on the terms described in this paragraph. If we elect to call the Securities, we will provide notice of such call to the trustee, and we or the trustee will provide notice to the holders of the Securities (which shall be DTC for so long as the Securities are in book-entry form), at least five Business Days prior to the date on which the call price is to be paid, which will be the fifth Business Day following the date the Supplemental Return Amount with respect to the call is determined. If we call the Securities, we will pay you, for each Security you hold on the date of payment, an amount equal to (i) the stated principal amount of your Securities plus (ii) the Supplemental Return Amount with respect

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

to those Securities as determined with respect to the last Commodity Business Day on which the closing value of the Underlying Index is scheduled to be published.

If the sponsor of the Underlying Index discontinues publication of the Underlying Index and we do not call the Securities, and it or another entity (including another of our affiliates) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index, then the value of the Underlying Index for purposes of the Securities will be determined by reference to the value of that index, which we refer to as a “Successor Index.” In such an event, the Calculation Agent will, in its sole discretion, make any adjustment to any value of the Underlying Index or the Successor Index used for purposes of the Securities as it may deem appropriate in order to account for the effect of the substitution.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to the trustee, us and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the sponsor of the Underlying Index discontinues the publication of the Underlying Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any date of determination of the value of the Underlying Index, the value to be substituted for the Underlying Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the Underlying Index prior to any such discontinuance.

If the sponsor of the Underlying Index discontinues publication of the Underlying Index prior to the determination of the Supplemental Return Amount and the Calculation Agent determines that no Successor Index is available at that time, then on each Commodity Business Day until the earlier to occur of (a) the determination of the Supplemental Return Amount and (b) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent will determine the value that is to be used in computing the value of the Underlying Index as described above. If a Successor Index is selected or the Calculation Agent calculates a substitute value for the Underlying Index as described above, the Successor Index or value will be substituted for the Underlying Index for all purposes, including for purposes of determining whether a Commodity Business Day or Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Underlying Index or a Successor Index is changed in any material respect, or if the Underlying Index or a Successor Index is in any other way modified so that the value of the Underlying Index or a Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of an index comparable to the Underlying Index or the Successor Index as if the changes or modifications had not been made, and calculate the value of the index with reference to the Underlying Index or the Successor Index. Accordingly, if the method of calculating the Underlying Index or the Successor Index is so modified that the value of the Underlying Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the index as if it had not been modified.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the prospectus supplement and prospectus in that registration statement (File No. 333-216372-01) and the other documents Citigroup Inc. has filed with the SEC for more complete information about Citigroup Inc. (the guarantor of any payments due on the Securities) and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.